UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): January 13, 2017

Patriot National, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-36804	46-4151376
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

401 East Las Olas Boulevard, Suite 1650 Fort Lauderdale, Florida	33301
(Address of Principal Executive Offices)	(Zip Code)

(954) 670-2900

(Registrant’s telephone number, including area code)

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

EXPLANATORY NOTE

Patriot National, Inc. (the “Company”) hereby amends its (i) Current Report on Form 8-K filed on January 5, 2017, which reported the appointments, effective January 4, 2017, of Mr. Michael Purcell and Mr. Jeffrey Rohr to the Board of Directors of the Company (the “Board”) and (ii) Current Report on Form 8-K filed on November 17, 2016, which reported the appointments, effective November 17, 2016, of Dr. Sean Bidic and Mr. James O’Brien to the Board (together, the “Original Filings”) . At the time of the Original Filings, no determination had been made regarding the committees of the Board on which Messrs. Purcell and Rohr and Dr. Bidic would serve. This amendment to the Original Filings is being filed to report Messrs. Purcell and Rohr and Dr. Bidic’s committee appointments.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 13, 2017, the Board appointed Mr. Michael Purcell and Mr. Jeffrey Rohr, each of whose term of office as a director of the Company commenced on January 4, 2017, to committees of the Board. Mr. Purcell was appointed to the Nominating and Corporate Governance Committee of the Board and as Chairman of the Audit Committee of the Board. Mr. Rohr was appointed to the Audit Committee of the Board and Compensation Committee of the Board.

Additionally on January 13, 2017, the Board appointed Dr. Sean Bidic, whose term of office as a director of the Company commenced on November 17, 2016, to the Audit Committee of the Board and the Compensation Committee of the Board. In addition, Mr. James O’Brien, whose term of office as a director of the Company commenced on November 17, 2016, was appointed to the Nominating and Corporate Governance Committee of the Board. As previously disclosed in the Current Report on Form 8-K filed on November 17, 2016, Mr. O’Brien is also a member of the Audit Committee.

The Board has determined that Messrs. Purcell, Rohr, Bidic and O’Brien each meet all applicable independence requirements to serve on such committees, including those set forth in the Company’s Corporate Governance Guidelines, under New York Stock Exchange rules and under the rules and regulations of the Securities and Exchange Act of 1934, as amended.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PATRIOT NATIONAL, INC.

Date: January 18, 2017	By:	/s/ Christopher A. Pesch
	Name:	Christopher A. Pesch
	Title:	Executive Vice President, General Counsel, Chief Legal Officer and Secretary